UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2015

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Applied Optoelectronics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

(address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On July 13, 2015, Applied Optoelectronics, Inc. issued a press release reporting its preliminary financial results for its quarter ended June 30, 2015. A copy of the press release is filed herewith as Exhibit 99.1.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Bonus Awards for Named Executive Officers

On January 29, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Applied Optoelectronics, Inc. (the “Company”) considered the Company’s 2014 incentive program (the “2014 Incentive Program”) for the 12 months ending December 31, 2014 and approved the grant of shares of restricted stock and the payment of cash bonuses to certain of the Company’s executive officers and other key employees pursuant to the 2014 Incentive Program, including the Company’s principal executive officer, principal financial officer and the other named executive officer.

The 2014 Incentive Program provides for a bonus pool and a bonus payout to the Company’s executive officers and other key employees (collectively, the “Eligible Participants”) based on the target performance objectives and payout formulas established by the Committee and reviewed with the Board. The target performance objectives under the 2014 Incentive Program involve two corporate performance measures: revenue and non-GAAP net income before tax. There are two types of awards provided under the 2014 Incentive Program: restricted stock awards and cash bonus payments.

Based on the Company’s actual performance in fiscal year 2014, the Committee approved awards under the 2014 Incentive Program comprised of (i) the grant of an aggregate of 121,620 shares of restricted stock to all Eligible Participants, 75,000 shares of which were awarded for achieving the revenue performance target and 46,620 shares of which were awarded for achieving of the non-GAAP net income before tax performance target, and (ii) cash bonus payments in the aggregate amount of $483,366 to all Eligible Participants, $300,000 of which was awarded for achieving the revenue performance target and $183,366 of which was awarded for achieving the non-GAAP net income before tax performance target. The restricted stock awards were made under the Company’s 2013 Equity Incentive Plan.

The following table shows the bonus awards to the Company’s named executive officers approved by the Committee under the 2014 Incentive Program:

Executive Officer	Title	Shares of Restricted Stock Grant	Amount of Cash Bonus Payment
Chih-Hsiang (Thompson) Lin	President and Chief Executive Officer	31,000	$144,367
Stefan J. Murry	Chief Financial Officer and Chief Strategy Officer	7,000	$56,438
Hung-Lun (Fred) Chang	Senior Vice President of Optical Component Business Unit, Asia General Manager and Senior Vice President of Network	5,000	$33,075

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Fiscal Year 2015 Incentive Program

On January 29, 2015, the Committee adopted the Company’s 2015 incentive program (the “2015 Incentive Program”) for the 12 months ending December 31, 2015. The 2015 Incentive Program provides for the grant of restricted stock awards and the payment of cash bonuses to the Eligible Participants. The corporate performance measures under the 2015 Incentive Program are the same as the performance measures under the 2014 Incentive Program and include revenue performance and non-GAAP net income before tax performance. The revenue performance measure represents 50% of the target restricted stock award and 50% of the target cash bonus payment, and the non-GAAP net income before tax performance measure represents 50% of the target restricted stock award and 50% of the target cash bonus payment.

The grants and payments for achievement of each performance measure are subject to certain thresholds and the Company must meet the thresholds for each performance measure for the Eligible Participants to receive the portion of the target bonus attributable to such performance measure. Depending on the level of target threshold achieved for each performance measure, all of the Eligible Participants as a group are entitled to a base scenario bonus award of 150,000 shares of restricted stock and $250,000 in cash bonus payments, the target scenario bonus award of 300,000 shares of restricted stock and $500,000 in cash bonus payments, and the best scenario bonus award of 450,000 shares of restricted stock and $750,000 in cash bonus payments.

The Committee retains discretion to reduce or eliminate (but not increase) the bonus awards that otherwise would be payable based on the actual performance for fiscal year 2015 and also retains discretion to determine the specific allocation of the bonus pool to each of the executive officers of the Company, including its named executive officers.

Base Salary Increase for Named Executive Officers

On January 29, 2015, the Committee approved an increase in the annual base salary of each named executive officer of the Company. Effective as of February 1, 2015, Mr. Lin’s annual base salary was increased to $371,428, representing a 7.2% increase over Mr. Lin’s annual base salary for fiscal year 2014. Effective as of February 1, 2015, Mr. Murry’s annual base salary was increased to $246,068, representing a 9.0% increase over Mr. Murry’s annual base salary for fiscal year 2014. Effective as of February 1, 2015, Mr. Chang’s annual base salary was increased to $210,357, representing a 6.0% increase over Mr. Chang’s annual base salary for fiscal year 2014.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Applied Optoelectronics, Inc. Press Release dated July 13, 2015

The information set forth in this Current Report under Item 2.02 and the exhibit attached hereto, shall be deemed “filed” rather than “furnished” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference into the filings under the Securities Act of 1933, as amended, or the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Optoelectronics, Inc.

Date: July 14, 2015	By:	/s/ David C. Kuo
David C. Kuo General Counsel and Vice President

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